Exhibit 23.1







  CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors
Micronetics, Inc.



       We hereby consent to incorporation by reference in Registration Statement Numbers 33-80151 and 333-46646 on Form S-8 of our report dated May 7, 2004, except for Note 11 which is dated June 24, 2004, on the consolidated balance sheet of Micronetics, Inc. and Subsidiaries as of March 31, 2004 and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended, which appear in the March 31, 2004 Annual Report on Form 10-KSB of Micronetics, Inc.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York
June 28, 2004